Exhibit 3.2

Certificate of Amendment of

AMENDED AND RESTATED Certificate of Incorporation Of

Exodus movement, Inc.

Exodus Movement, Inc., a corporation existing under the laws of the State of Delaware (the “Company”), hereby certifies that:

FIRST: Article VIII of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

ARTICLE VIII

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Solely for purposes of this Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as amended from time to time.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SECOND: The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Company has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”) and has been approved by the written consent of the stockholders of the Company in accordance with Section 228 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on the date set forth below.

EXODUS MOVEMENT, INC.

By:	/s/ James Gernetzke

Name: James Gernetzke

Title: Chief Financial Officer and Secretary

Dated:	July 14, 2025